UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Tellurian Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously announced, on July 21, 2024, Tellurian Inc. (“Tellurian” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Woodside Energy Holdings (NA) LLC, a Delaware limited liability company (“Parent”), and Woodside Energy (Transitory) Inc., a Delaware corporation (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Tellurian (the “Merger”), with Tellurian continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

In connection with the Merger, Tellurian filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on August 27, 2024. As is common in transactions of this type, several lawsuits have been threatened by purported stockholders challenging the completeness and accuracy of the disclosures in the Proxy Statement and one lawsuit, Ann Wilcoxon v. Tellurian, Inc., et al., No. 1:24-cv-06542 (S.D.N.Y.), has been filed in federal court.

The supplemental disclosures contained below should be read in conjunction with the Proxy Statement, which is available on the website maintained by the SEC at http://www.sec.gov, along with periodic reports and other information Tellurian files with the SEC. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

Tellurian and Woodside believe that the claims made in the lawsuits referenced above are without merit and no supplemental disclosures are required under applicable law. However, to eliminate the burden, expense, and uncertainties inherent in such litigation, and without admitting any liability or wrongdoing, Tellurian is voluntarily making certain supplemental disclosures to the Proxy Statement, set forth below. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. Tellurian and Woodside specifically deny all allegations in the relevant complaints, including that any additional disclosure was or is required.

Supplemental Proxy Statement Disclosures

The following disclosure is added at the end of the first paragraph on page 29

None of these agreements contained a “don’t ask, don’t waive” provision that would prevent the counterparty from making a proposal to acquire Tellurian.

The following disclosure is added at the end of the first paragraph on page 30

Neither this proposal, nor the subsequent written proposals sent by Woodside to Tellurian on June 21 and June 28, 2024 and discussed below, included any indication that members of Tellurian management would be retained following an acquisition.

The following disclosure is added immediately following the fifth sentence in the first full paragraph on page 42

This weighted average cost of capital of 18.84% is equal to the after-tax cost of debt multiplied by the debt to capitalization ratio (6.6%) plus the cost of equity (19.14%) multiplied by the equity to capitalization ratio. For purposes of the weighted average cost of capital calculation, Lazard determined Tellurian’s cost of equity to be 19.14%, with such cost of equity being equal to the risk-free rate of return of 4.20% (with the risk-free rate being the 10-year U.S. treasury bond yield as of July 11, 2024) plus the levered beta multiplied by the equity risk premium (7.17%).

The following disclosure is added at the end of the section entitled “Other Analyses and Reviews—Analyst Price Targets” on page 42

The three investment banks are Stifel, Morgan Stanley and Roth Capital.

The following disclosure is added at the end of the third full paragraph on page 43

During the two-year period prior to the rendering of its opinion, Lazard was not engaged to act as investment banker to Woodside.

Additional Information and Where to Find It

Tellurian, the members of Tellurian’s board of directors and certain of Tellurian’s executive officers are participants in the solicitation of proxies from stockholders in connection with the Merger. Tellurian filed the Proxy Statement with the SEC on August 27, 2024. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement. To the extent that holdings of Tellurian’s securities by its directors and executive officers have changed since the amounts set forth in the Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

On or about September 3, 2024, 2024, Tellurian mailed the definitive Proxy Statement to each stockholder entitled to vote at the special meeting to consider the adoption of the Agreement and Plan of Merger, dated as of July 21, 2024, by and among Woodside Energy Holdings (NA) LLC, Tellurian, and Woodside Energy (Transitory) Inc. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TELLURIAN HAS FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Tellurian with the SEC in connection with the Merger at the SEC’s website (http://www.sec.gov). Copies of Tellurian’s definitive Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Tellurian with the SEC in connection with the Merger will also be available, free of charge, at Tellurian’s investor relations website (https://tellurianinc.com).

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